Exhibit 99.1

FOR IMMEDIATE RELEASE

3M to Raise $500 million From Offering of Zero-Coupon Senior Convertible Notes

ST. PAUL, MINN. -- Nov. 14, 2002 -- 3M Co. (NYSE:MMM) today announced that it intends to raise approximately $500 million through an offering of 30-year zero-coupon senior notes that are convertible into shares of 3M common stock. 3M may raise up to an additional $50 million upon exercise of an over-allotment option that it granted in connection with the offering. 3M expects to use the net proceeds from the offering for general corporate purposes.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The notes and the shares of 3M common stock issuable upon conversion have not been, and will not be, registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements that reflect current views and estimates of 3M's management of future economic circumstances, industry conditions, company performance and financial results. The statements are based on many assumptions and factors including: (1) worldwide economic conditions;
(2) foreign currency exchange rates and fluctuations in those rates; (3) the timing and acceptance of new product offerings; (4) purchased components and materials, including shortages and increases in the costs of such components and materials; (5) 3M's ability to successfully manage acquisitions, divestitures and strategic alliances; and (6) legal proceedings. Any changes in such assumptions or factors could produce significantly different results.

ABOUT 3M
3M is a $16 billion diversified technology company with leading positions in consumer and office; display and graphics; electronics and telecommunications; health care; industrial; safety, security and protection services; transportation and other businesses. Headquartered in St. Paul, Minnesota, the company has operations in more than 60 countries and serves customers in nearly 200 countries. 3M, which marks its 100th anniversary this year, is one of the 30 stocks that make up the Dow Jones Industrial Average and also is a component of the Standard & Poor's 500 Index. For more information about 3M, go to www.3M.com/profile/pressbox/index.jhtml.

INVESTOR CONTACTS: Matt Ginter                    MEDIA CONTACT: John Cornwell
                   3M                                            3M
                   (651) 733-8206                                (651) 733-7698

                   Dan Colvin
                   3M
                   (651) 736-2637

FROM:
3M Public Relations and Corporate Communications
3M Center, Building 225-1S-15
St. Paul, MN 55144-1000